Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Tommy Pruitt	James Palczynski
Senior Communications Director	Principal and Director
Force Protection, Inc.	ICR Inc.
843.574.3866	203.682.8229

Force Protection, Inc. Announces Unaudited First Quarter 2009 Results

— Reports Q1 2009 Net Sales of $184.7 million, Diluted EPS of $0.11 —

—End Q1 2009 with Cash Balance of $119.8 million —

Ladson, SC (May 11, 2009) — Force Protection, Inc. (NASDAQ: FRPT), a leading survivability solutions provider, today reported net income of $7.4 million, or $0.11 per diluted share in the first quarter of 2009 compared with $7.0 million or $0.10 per diluted share in the first quarter of 2008.  Operating income in the first quarter of 2009 increased 6% to $11.4 million compared with operating income of $10.8 million in the first quarter of 2008.

In the first quarter of 2009, the Company reported net sales of $184.7 million versus $403.0 million in the first quarter of 2008.  Net sales in the first quarter of 2008 included $196.4 million of pass-through sales from General Dynamics Land Systems.  There were no vehicle pass-through sales from General Dynamics Land Systems in the first quarter of 2009.

Michael Moody, Chairman and Chief Executive Officer of Force Protection, Inc., said, “Over the course of the first quarter, we made significant progress in transforming our business.  Service and support revenues are an increasingly strong part of our business.  The first quarter of 2009 was a quarter without a significant number of MRAP vehicle sales, and we are reasonably satisfied with improvements in the gross margins and operating results we were able to generate.  These improvements were realized despite the significant added expense in the quarter for the 2006 re-audit work.”

The Company’s cash balance rose to $119.8 million as of the quarter ended March 31, 2009, from $111.0 million as of the year ended December 31, 2008.  Operating activity provided net cash of $14.2 million in the first quarter of 2009 compared with $3.1 million in the first quarter of 2008.  Inventories as of the quarter ended March 31, 2009 increased to $100.5 million from $88.5 million as of December 31, 2008.  Accounts receivable increased $13.9 million or 10% as of the quarter ended March 31, 2009 compared to the 2008 year-end balance.

Mr. Moody continued, “Our recent contract awards for Cougar independent suspension upgrades, a continued strong trend toward sustainment, and the initial shipments of our ForceArmor™ upgrades all confirm demand for Force Protection to diversify to a broader range of products and services.  We are also excited to have received an award for the Wolfhound tactical support vehicle from the United Kingdom Ministry of Defence.  The Wolfhound vehicle was created through Force Protection’s understanding of our customer’s requirements, our competency to rapidly prototype and the ability to leverage strong industry partnerships.”

He further commented, “We have also been very pleased to have recently strengthened our leadership with the naming of Randy Hutcherson to the position of Executive Vice President, Programs, Global Sales and Business Development and MGen Jim Grazioplene as Executive Vice President, Total Life Cycle Support.  We believe that their leadership and guidance will prove invaluable as we further diversify our business and continue to improve and deepen our operational capabilities and relationships with our customers.  We are pleased and excited to have been recently down-selected for the ongoing, intense competition for the M-ATV program.  While we are positioned to execute well and fulfill customer needs in the event we are selected for a production order, our business plan is not dependent on that outcome.”

Force Protection, Inc.

9801 Highway 78 Bldg 1

Ladson SC  29456

Mr. Moody concluded, “Our business is transforming. We believe that the combination of strong leadership, a dedication to partnerships, and a commitment to innovation will set us apart as the leading developer and provider of survivability solutions creating significant and sustainable value for our customers and our shareholders.”

About Force Protection, Inc.

Force Protection, Inc. is a leading American designer, developer and manufacturer of survivability solutions, predominantly blast- and ballistic-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones. The Company’s specialty vehicles, the Cougar, the Buffalo and the Cheetah, are designed specifically for reconnaissance and urban operations and to protect their occupants from landmines, hostile fire, and improvised explosive devices (IEDs, commonly referred to as roadside bombs). The Company also is the developer and manufacturer of ForceArmor™, an armor package providing superior protection against explosively formed projectiles (EFPs), now available for a wide range of tactical-wheeled vehicles. The Company is one of the original developers and primary providers of vehicles for the U.S. military’s Mine Resistant Ambush Protected, or MRAP, vehicle program. For more information on Force Protection and its vehicles, visit www.forceprotection.net.

Safe Harbor Statement

This press release contains forward looking statements that are not historical facts, including statements about our beliefs and expectations. These statements are based on beliefs and assumptions of Force Protection’s management, and on information currently available to management. These forward looking statements include, among other things: the growth and demand for Force Protection’s vehicles, including the Tactical Supply Vehicle, the ForceArmor™ kits and the M-ATV Cheetahs; the rate at which the Company will be able to produce these vehicles and products; the Company’s ability to develop new technologies and products, and the effectiveness of these technologies and products; the Company’s execution of its business strategy and strategic transformation, including ability to right-size its manufacturing base and diversify the range of its product offerings and utilize world-class partners; and the Company’s expected financial and operating results, including its revenues and cash flow, for future periods. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements. Examples of these factors include, but are not limited to, ability to effectively manage the risks in the Company’s business; the ability to develop new technologies and products and the acceptance of these technologies and products; the ability to obtain new orders for its vehicles and products; the Company’s ability to identify and remedy its internal control weaknesses and deficiencies, and other risk factors and cautionary statements listed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as updated in the Quarterly Report on Form 10-Q for the period ended March 31, 2009.

Force Protection, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	As of March 31,	As of December 31,
	2009	2008
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$119,830	$111,001
Accounts receivable, net	152,377	138,449
Inventories	100,508	88,502
Deferred income tax assets	13,481	15,572
Prepaid income taxes	10,324	—
Other current assets	2,704	2,417
Total current assets	399,224	355,941
Property and equipment, net	61,589	61,429
Investment in joint venture	1,925	—
Intangible assets, net	503	654
Total assets	$463,241	$418,024

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$55,553	$47,115
Due to United States government	58,418	39,015
Advance payments on contracts	43,734	29,504
Other current liabilities	15,149	20,783
Total current liabilities	172,854	136,417
Deferred income tax liabilities	4,352	3,141
Other long-term liabilities	—	139
	177,206	139,697
Commitments and contingencies

Shareholders’ equity:
Common stock	69	68
Additional paid-in capital	257,270	256,939
Retained earnings	28,696	21,320
Total shareholders’ equity	286,035	278,327
Total liabilities and shareholders’ equity	$463,241	$418,024

Force Protection, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	For the three months ended
	March 31,
	2009	2008
	(In Thousands, Except Per Share Data)
Net sales	$184,734	$403,047
Cost of sales	147,832	364,716
Gross profit	36,902	38,331
General and administrative expenses	20,851	24,625
Research and development expenses	4,605	2,860
Operating income	11,446	10,846
Other income (expense), net	(62)	511
Interest expense	(136)	(125)
Income before income tax expense	11,248	11,232
Income tax expense	(3,872)	(4,195)
Net income	7,376	7,037
Earnings per common share:
Basic	$0.11	$0.10
Diluted	$0.11	$0.10
Weighted average common shares outstanding:
Basic	68,408	68,297
Diluted	68,755	68,363

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